Exhibit 99.1

RealPage to Acquire LeaseLabs

Introduces the Go Direct Marketing Suite

RICHARDSON, Texas--(BUSINESS WIRE)--August 2, 2018--RealPage, Inc. (NASDAQ:RP), a leading provider of software and data analytics to the real estate industry, today announced its agreement to acquire substantially all of the assets of LeaseLabs, an award-winning provider of digital marketing services and software to approximately 800,000 units in the multifamily housing industry. The acquisition of LeaseLabs is expected to extend the RealPage marketing platform by adding marketing analytic services, creative content design, direct marketing through social media channels, reputation management and geo-targeting solutions.

LeaseLabs Full Stack Marketing optimizes lead generation through direct channels, and includes the following functionality:

  Creative content design, marketing analytic services,
  Social media marketing including social media optimization, reputation management, email marketing & geo-targeting,
  High performance websites,
  Highly customized SEO and SEM services.

LeaseLabs will be significantly expanded with RealPage solutions providing (i) marketing content, content management, and digital rights management from PropertyPhotos.com, (ii) websites and microsites, and (iii) Intelligent Lead Management (ILM). This combined offering will be branded as the Go Direct Marketing Suite.

Ashley Glover, Chief Operating Officer of RealPage
“LeaseLabs is an innovator of digital marketing solutions for multifamily operators, and RealPage plans to continue to invest in LeaseLabs as a hub of digital marketing innovation, strategy, and organic brand execution. The acquisition of LeaseLabs and launch of the Go Direct Marketing Suite enables us to address the emerging change in spending patterns as our clients shift marketing spend away from indirect lead sources and build long-term equity value in their brand.”

Steven Ozbun, President of LeaseLabs
“LeaseLabs clients depend on us to manage their direct lead channels recognizing that direct leads convert at a higher rate than traditional indirect lead sources. We are thrilled to become part of RealPage as they share our vision of the future of direct digital marketing.”

Dana Zeff, CEO of LeaseLabs
“Our pioneering character, innovativeness and client collaboration have been integral to our platform's success. RealPage is committed to ensuring we maintain our brand persona in the way we execute and deliver maximum performance for our clients.”

Financial and Operational Highlights

The completion of the acquisition remains subject to certain standard conditions, including the completion of regulatory review. RealPage will acquire substantially all of the assets of LeaseLabs for an initial purchase price of approximately $103 million in cash and stock plus an earn out provision payable in cash of up to approximately $14 million upon achieving certain financial objectives. The acquisition price is subject to working capital adjustments with a 10% holdback for potential indemnification claims. For the full year 2018, LeaseLabs projects standalone revenue of $20 million, representing revenue growth of approximately 25%. The company expects the acquisition of LeaseLabs to contribute revenue of approximately $5 million and to contribute immaterially to its 2018 Adjusted EBITDA during the three month period ending December 31, 2018.

About RealPage

RealPage is a leading global provider of software and data analytics to the real estate industry. Clients use its platform to improve operating performance and increase capital returns. Founded in 1998 and headquartered in Richardson, Texas, RealPage currently serves over 12,400 clients worldwide from offices in North America, Europe and Asia. For more information about RealPage, please visit www.realpage.com.

About LeaseLabs

LeaseLabs is an award-winning creative design and marketing analytics company serving the multifamily housing industry. Clients use their strategic, creative, and technology services to maximize the impact of their marketing efforts in all channels. LeaseLabs was founded in 2007, with headquarters in San Diego, California, and now serves over 260 property management companies throughout the U.S. For more information about LeaseLabs, visit their website at www.leaselabs.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking” statements relating to the expected financial and other benefits of the LeaseLabs acquisition to RealPage and its current and future customers, including expected market size opportunity, ability to extend the RealPage LeaseLabs platforms through the combined operations, plans for the integration and expansion of LeaseLabs operations, LeaseLabs’ revenue and growth projections for 2018 and contribution to RealPage’s 2018 revenue and Adjusted EBITDA, and the achievement of revenue and expense synergies that will be accretive to RealPage’s long-term revenue growth and Adjusted EBITDA margin expansion objectives. These forward-looking statements are based on management's beliefs and assumptions and on information currently available to management. Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “expects,” “believes,” “plans,” or similar expressions and the negatives of those terms. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Additional factors that could cause or contribute to such differences include, but are not limited to, the following: (a) the possibility that general economic conditions, including leasing velocity or uncertainty, could cause information technology spending, particularly in the rental housing industry, to be reduced or purchasing decisions to be delayed; (b) an increase in insurance claims; (c) an increase in customer cancellations; (d) the inability to increase sales to existing customers and to attract new customers; (e) RealPage’s failure to integrate LeaseLabs or other acquired businesses and any future acquisitions successfully or to achieve expected synergies; (f) the timing and success of new product introductions by RealPage or its competitors (including products acquired through LeaseLabs or through other acquisitions); (g) changes in RealPage’s pricing policies or those of its competitors; (h) legal or regulatory proceedings; (i) the inability to achieve revenue growth or to enable margin expansion; and (j) such other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission (“SEC”) by RealPage, including its Annual Report on Form 10-K filed with the SEC on March 1, 2018 and its Quarterly Report filed with the SEC on May 10, 2018. All information provided in this release is as of the date hereof and RealPage undertakes no duty to update this information except as required by law.

CONTACT:
RealPage
Rhett Butler, 972-820-3773
RealPageMediaRelations@realpage.com